Coopers & Lybrand

Consent of Independent Accountants

To the Trustees of Scudder Tax Free Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Scudder Tax Free Trust on Form N-1A, of our report datedDecember 18, 1996 on our audit of the financial statements and financial highlights of Scudder Limited Term Tax Free Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1996 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.


We also consent to the reference to our Firm under the caption, "Experts."

                                                      /s/Coopers & Lybrand L.L.P
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
February 20, 1997